February 12, 2020	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$3,093,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM due August 17, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing level of each of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM, which we refer to as the Indices, is greater than or equal to 80.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes will be automatically called if the closing level of each Index on any quarterly Autocall Review Date is greater than or equal to its Initial Value.
•	The earliest date on which an automatic call may be initiated is August 12, 2020.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Indices. Payments on the notes are linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on February 12, 2020 and are expected to settle on or about February 18, 2020.
•	CUSIP: 48132H5L2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$8.2947	$991.7053
Total	$3,093,000	$25,655.50	$3,067,344.50

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $8.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $973.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Indices: The Russell 2000® Index (Bloomberg ticker: RTY), the Dow Jones Industrial AverageTM (Bloomberg ticker: INDU) and the NASDAQ-100® Technology Sector IndexSM (Bloomberg ticker: NDXT)

Contingent Interest Payments: If the notes have not been automatically called and the closing level of each Index on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $7.50 (equivalent to a Contingent Interest Rate of 9.00% per annum, payable at a rate of 0.75% per month).

If the closing level of any Index on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Contingent Interest Rate: 9.00% per annum, payable at a rate of 0.75% per month

Interest Barrier: With respect to each Index, 80.00% of its Initial Value, which is 1,351.5016 for the Russell 2000® Index, 23,641.136 for the Dow Jones Industrial AverageTM and 4,732.40 for the NASDAQ-100® Technology Sector IndexSM

Trigger Value: With respect to each Index, 70.00% of its Initial Value, which is 1,182.5639 for the Russell 2000® Index, 20,685.994 for the Dow Jones Industrial AverageTM and 4,140.85 for the NASDAQ-100® Technology Sector IndexSM

Pricing Date: February 12, 2020

Original Issue Date (Settlement Date): On or about February 18, 2020

Interest Review Dates*: March 12, 2020, April 13, 2020, May 12, 2020, June 12, 2020, July 13, 2020, August 12, 2020, September 14, 2020, October 12, 2020, November 12, 2020, December 14, 2020, January 12, 2021, February 12, 2021, March 12, 2021, April 12, 2021, May 12, 2021, June 14, 2021, July 12, 2021, August 12, 2021, September 13, 2021, October 12, 2021, November 12, 2021, December 13, 2021, January 12, 2022, February 14, 2022, March 14, 2022, April 12, 2022, May 12, 2022, June 13, 2022, July 12, 2022 and August 12, 2022 (the “final Review Date”)

Autocall Review Dates*: August 12, 2020, November 12, 2020, February 12, 2021, May 12, 2021, August 12, 2021, November 12, 2021, February 14, 2022 and May 12, 2022

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Interest Payment Dates*: March 17, 2020, April 16, 2020, May 15, 2020, June 17, 2020, July 16, 2020, August 17, 2020, September 17, 2020, October 15, 2020, November 17, 2020, December 17, 2020, January 15, 2021, February 18, 2021, March 17, 2021, April 15, 2021, May 17, 2021, June 17, 2021, July 15, 2021, August 17, 2021, September 16, 2021, October 15, 2021, November 17, 2021, December 16, 2021, January 18, 2022, February 17, 2022, March 17, 2022, April 18, 2022, May 17, 2022, June 16, 2022, July 15, 2022 and the Maturity Date

Maturity Date*: August 17, 2022

Call Settlement Date*:  If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date

Automatic Call:

If the closing level of each Index on any Autocall Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Index is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Index Return)

If the notes have not been automatically called and the Final Value of any Index is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Index: The Index with the Least Performing Index Return

Least Performing Index Return: The lowest of the Index Returns of the Indices

Index Return:

With respect to each Index,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 1,689.377 for the Russell 2000® Index, 29,551.42 for the Dow Jones Industrial AverageTM and 5,915.50 for the NASDAQ-100® Technology Sector IndexSM

Final Value: With respect to each Index, the closing level of that Index on the final Review Date

PS-1 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

How the Notes Work

Payments in Connection with Interest Review Dates Preceding the Final Review Date

PS-2 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 9.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
30	$225.00
29	$217.50
28	$210.00
27	$202.50
26	$195.00
25	$187.50
24	$180.00
23	$172.50
22	$165.00
21	$157.50
20	$150.00
19	$142.50
18	$135.00
17	$127.50
16	$120.00
15	$112.50
14	$105.00
13	$97.50
12	$90.00
11	$82.50

PS-3 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

10	$75.00
9	$67.50
8	$60.00
7	$52.50
6	$45.00
5	$37.50
4	$30.00
3	$22.50
2	$15.00
1	$7.50
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Indices, assuming a range of performances for the hypothetical Least Performing Index on the Interest Review Dates and the Autocall Review Dates. Each hypothetical payment set forth below assumes that the closing level of each Index that is not the Least Performing Index on (i) each Autocall Review Date is greater than or equal to its Initial Value and (ii) on each Interest Review Date is greater than or equal to its Interest Barrier (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Index of 100.00;
•	an Interest Barrier for the Least Performing Index of 80.00 (equal to 80.00% of its hypothetical Initial Value);
•	a Trigger Value for the Least Performing Index of 70.00 (equal to 70.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 9.00% per annum (payable at a rate of 0.75% per month).

The hypothetical Initial Value of the Least Performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Index. The actual Initial Value of each Index is the closing level of that Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of each Index, please see the historical information set forth under “The Indices” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Autocall Review Date.

Date	Closing Level of Least Performing Index	Payment (per $1,000 principal amount note)
First Interest Review Date	105.00	$7.50
Second Interest Review Date	50.00	$0
Third through Fifth Interest Review Dates	Less than Interest Barrier	$0
Sixth Interest Review Date (first Autocall Review Date)	110.00	$1,007.50
	Total Payment	$1,015.00 (1.50% return)

Because the closing level of each Index on the first Autocall Review Date, which is also the sixth Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,007.50 (or $1,000 plus the Contingent Interest Payment applicable to the sixth Interest Review Date), payable on the applicable Call

PS-4 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Settlement Date. When added to the Contingent Interest Payment received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,015.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Index is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Level of Least Performing Index	Payment (per $1,000 principal amount note)
First Interest Review Date	95.00	$7.50
Second Interest Review Date	85.00	$7.50
Third through Twenty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,007.50
	Total Payment	$1,022.50 (2.25% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Index is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,007.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,022.50.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Index is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Level of Least Performing Index	Payment (per $1,000 principal amount note)
First Interest Review Date	95.00	$7.50
Second Interest Review Date	80.00	$7.50
Third through Twenty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	70.00	$1,000.00
	Total Payment	$1,015.00 (1.50% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Index is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,015.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Index is less than its Trigger Value.

Date	Closing Level of Least Performing Index	Payment (per $1,000 principal amount note)
First Interest Review Date	40.00	$0
Second Interest Review Date	45.00	$0
Third through Twenty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	50.00	$500.00

PS-5 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Index is less than its Trigger Value and the Least Performing Index Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Index is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Index is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing level of each Index on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing level of any Index on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. Accordingly, if the closing level of any Index on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Index, which may be significant. You will not participate in any appreciation of any Index.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE DOW JONES INDUSTRIAL AVERAGETM,

PS-6 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Dow Jones Industrial AverageTM.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX —

Payments on the notes are not linked to a basket composed of the Indices and are contingent upon the performance of each individual Index. Poor performance by any of the Indices over the term of the notes may result in the notes not being automatically called on an Autocall Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Index.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING INDEX.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Index is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN ANY INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —

Some of the equity securities included in the NASDAQ-100® Technology Sector IndexSM have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —

All or substantially all of the equity securities included in the NASDAQ-100® Technology Sector IndexSM are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs.  Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market.  Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.  Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities included in the NASDAQ-100® Technology Sector IndexSM and the level of the NASDAQ-100® Technology Sector IndexSM during the term of the notes, which may adversely affect the value of your notes.

PS-7 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

•	THE RISK OF THE CLOSING LEVEL OF AN INDEX FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE LEVEL OF THAT INDEX IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-8 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

The Indices

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageTM, see “Equity Index Descriptions — The Dow Jones Industrial AverageTM” in the accompanying underlying supplement.

The NASDAQ-100® Technology Sector IndexSM is an equal weighted, price-return index based on technology companies included in the NASDAQ-100 Index®. For additional information about the NASDAQ-100® Technology Sector IndexSM, see Annex A in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Index based on the weekly historical closing levels from January 2, 2015 through February 7, 2020. The closing level of the Russell 2000® Index on February 12, 2020 was 1,689.377. The closing level of the Dow Jones Industrial AverageTM on February 12, 2020 was 29,551.42. The closing level of the NASDAQ-100® Technology Sector IndexSM on February 12, 2020 was 5,915.50. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on any Interest Review Date or any Autocall Review Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount or the payment of any interest.

PS-9 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

PS-10 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or

PS-11 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New

PS-12 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

ANNEX A

The NASDAQ-100® Technology Sector IndexSM

All information contained in this pricing supplement regarding the NASDAQ-100® Technology Sector IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc. (“Nasdaq”). The NASDAQ-100® Technology Index was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the NASDAQ-100® Technology Sector IndexSM.

The NASDAQ-100® Technology Sector IndexSM began on February 22, 2006 at a base value of 1000.00. The NASDAQ-100® Technology Sector IndexSM is reported by Bloomberg, L.P. under the ticker symbol “NDXT.”

The NASDAQ-100® Technology Sector IndexSM is an equal weighted, price-return index based on technology companies included in the NASDAQ-100 Index®.

Index Calculation

The NASDAQ-100® Technology Sector IndexSM is an equal weighted, price return index. The value of the NASDAQ-100® Technology Sector IndexSM equals the aggregate value of the NASDAQ-100® Technology Sector IndexSM share weights, also known as the “Index Shares,” of each of the NASDAQ-100® Technology Sector IndexSM securities (each, an “Index Security” and collectively, “Index Securities”) multiplied by each such security’s Last Sale Price (defined below), and divided by the divisor of the NASDAQ-100® Technology Sector IndexSM. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes. If trading in an Index Security is halted on its primary listing market, the most recent Last Sale Price for that security is used for all index computations until trading on such market resumes. Likewise, the most recent Last Sale Price is used if trading in a security is halted on its primary listing market before the market is open.

The “Last Sale Price” refers to the last sale price on Nasdaq, which may be the NASDAQ Official Closing Price. The “NASDAQ Official Closing Price” is a primary market close that is validated and subject to Nasdaq and National Association of Securities Dealers surveillance.

The formula for index value is as follows: Aggregate Adjusted Market Value / Divisor.

The formula for the divisor is as follows: (Market Value after Adjustments / Market Value before Adjustments) × Divisor before Adjustments.

The NASDAQ-100® Technology Sector IndexSM is ordinarily calculated without regard to cash dividends on Index Securities.

Eligibility Criteria

The NASDAQ-100® Technology Sector IndexSM contains securities of the NASDAQ-100 Index® which are classified as Technology according to the Industry Classification Benchmark (“ICB”). The eligibility for the NASDAQ-100® Technology Sector IndexSM is determined in a 2-step process and the security has to meet both criteria in order to become eligible for the NASDAQ-100® Technology Sector IndexSM. For additional information about the NASDAQ-100 Index®, including the methodology for inclusion in the NASDAQ-100 Index®, see “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

1.	The security must be part of the NASDAQ-100 Index®, which includes 100 of the largest domestic and international non-financial companies listed on the Nasdaq.
2.	The company must be classified as Technology according to ICB. Currently, companies in the following sectors are classified as Technology according to ICB: software and computer services; and technology hardware and equipment.

PS-14 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

Index Maintenance

Index Share changes are not made during the quarter; however changes arising from stock dividends and stock splits are made to the NASDAQ-100® Technology Sector IndexSM on the evening prior to the effective date of that corporate action. In the case of certain spin-offs or rights issuances, the price of the Index Security is adjusted and a corresponding adjustment is made to the Index Shares such that the weight of the Index Security will not change as a result of the action. In the case of a special cash dividend, a determination is made on an individual basis whether to make a change to the price of an Index Security in accordance with its Index dividend policy. If it is determined that a change will be made, a corresponding adjustment will be made to the Index Shares of the security such that the weight of the Index Security will not change as a result of the action. Any such change will become effective on the ex-date. All changes are announced in advance and are reflected in the NASDAQ-100® Technology Sector IndexSM prior to market open on the NASDAQ-100® Technology Sector IndexSM effective date.

Index Component Changes

1.	If a component of the NASDAQ-100® Index that is classified as Technology according to ICB is removed from the NASDAQ-100® Index, it is also removed from the NASDAQ-100® Technology Sector IndexSM and as such, if the replacement company being added to the NASDAQ-100® Index is classified as Technology according to ICB, it is added to the NASDAQ-100® Technology Sector IndexSM and will assume the weight of the removed company on the NASDAQ-100® Technology Sector IndexSM effective date;
2.	If a component of the NASDAQ-100® Index that is not classified as Technology according to ICB is removed and the replacement company being added to the NASDAQ-100® Index is classified as Technology according to ICB, the replacement company is added to the NASDAQ-100® Technology Sector IndexSM at the next quarterly rebalancing; and
3.	If a component of the NASDAQ-100® Index that is classified as Technology according to ICB is removed from the NASDAQ-100® Index and the replacement company being added to the NASDAQ-100® Index is not classified as Technology according to ICB, the company is removed from the NASDAQ-100® Technology Sector IndexSM and the divisor of the NASDAQ-100® Technology Sector IndexSM is adjusted to ensure index continuity.

Ordinarily, a security will be removed from the NASDAQ-100® Technology Sector IndexSM at its Last Sale Price. If, however, at the time of its removal the Index Security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the Index Security may, in Nasdaq’s discretion, be removed at a zero price. The zero price will be applied to the Index Security after the close of the market but prior to the time the official closing value of the NASDAQ-100® Technology Sector IndexSM is disseminated, which is ordinarily 17:16:00 ET. All changes are announced in advance and are reflected in the NASDAQ-100® Technology Sector IndexSM prior to market open on the NASDAQ-100® Technology Sector IndexSM effective date.

Index Rebalancing

The NASDAQ-100® Technology Sector IndexSM employs an equal-dollar weighting methodology such that each company’s Index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the NASDAQ-100® Technology Sector IndexSM’s aggregate market value. Index Shares are calculated by dividing this equal-dollar value for each Index Security by the corresponding Last Sale Price of the security at the close of trading on the third Friday in March, June, September, and December. In the case of multiple share classes of a company being included in the NASDAQ-100® Technology Sector IndexSM, the equal-weighted market value will be divided equally among the securities of that company.

In administering the NASDAQ-100® Technology Sector IndexSM, NASDAQ OMX will exercise reasonable discretion as it deems appropriate to ensure index continuity.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into a non-exclusive license agreement with NASDAQ OMX providing for the license to it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the NASDAQ-100® Technology Sector IndexSM in connection with certain securities, including the notes.

The license agreement with NASDAQ OMX provides that the following language must be stated in this underlying supplement:

The notes are not sponsored, endorsed, sold or promoted by, The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100® Technology Sector IndexSM to track general stock market performance. The Corporations’ only relationship to JPMorgan Chase & Co., JPMorgan Financial and their affiliates is in the licensing of the Nasdaq®, NASDAQ OMX®, OMX® and NASDAQ-100® Technology Sector IndexSM registered trademarks, service marks and certain trade names of the Corporations and the use of the NASDAQ-100® Technology Sector IndexSM which is determined, composed and calculated by NASDAQ OMX without regard to JPMorgan Chase & Co., JPMorgan Financial or the notes. NASDAQ OMX has no obligation to take

PS-15 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM

the needs of JPMorgan Chase & Co. or JPMorgan Financial or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100® Technology Sector IndexSM. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., JPMORGAN FINANCIAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PS-16 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the Dow Jones Industrial AverageTM and the NASDAQ-100® Technology Sector IndexSM